UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2013

INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-34400 (Commission File Number)	98-0626632 (IRS Employer Identification No.)

170/175 Lakeview Dr. Airside Business Park Swords, Co. Dublin Ireland (Address of principal executive offices, including zip code)

+(353) (0) 18707400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities
As further described in its preliminary proxy statement filed on March 15, 2013 with the Securities and Exchange Commission, Ingersoll-Rand plc (the “Company”) will propose at its 2013 annual general meeting of shareholders to reduce its entire share premium account, including the additional $7,750,394,604.93 of share premium created as a result of the steps described below, in order to increase its distributable reserves. Under Irish law, the Company must maintain sufficient distributable reserves in its unconsolidated balance sheet in order to make distributions to shareholders, or to buy back or redeem shares.
The Company recently increased its share capital by revaluing its assets from historic cost value to the market value at the date of the revaluation. This revaluation resulted in the creation of a revaluation reserve of $7,750,394,604.93. On March 14, 2013, the Company issued ten preferred shares, with a nominal value of $0.001, to an Irish incorporated special purpose entity (the “Subscriber”) for an aggregate purchase price of $0.01. The preferred shares were issued to the Subscriber pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.
Subsequently on March 14, 2013, the Company used the revaluation reserve to pay up share capital by making a bonus issue of an additional ten preferred shares with a nominal value of $0.001 per share and paid up with a share premium of $775,039,460.492 per share (i.e., an amount equal to one tenth of the sum held to the credit of the revaluation reserve less the nominal value of the preferred share of $0.001) to the Subscriber. The twenty preferred shares in existence following the bonus issue were subsequently redeemed at their aggregate nominal value of $0.02 and cancelled. The cancellation of the shares increased the Company's share capital by $7,750,394,604.93.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Registrant)

Date: March 19, 2013	/s/ Barbara A. Santoro
Barbara A. Santoro
Vice President - Corporate Governance and Secretary